Exhibit 3.39

Certificate of Formation

of

Limited Liability Company

of

NBTY Acquisition, LLC

FIRST:                                                                       The name of the limited liability company is NBTY Acquisition, LLC.

SECOND.                                                        The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.   The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Albanese Rare Coins, LLC this 14th day of May, 2008.

By:	/s/ Madeline Stirber
Authorized Person(s)
Madeline Stirber